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                                                                    Exhibit 3(a)

                                   Appendix A

                        ARTICLES OF INCORPORATION OF THE
                       CORPORATION WITH LIMITED LIABILITY
                                SCHLUMBERGER N.V.


                                NAME AND DOMICILE
                                    Article 1

1.1.   The Company shall bear the name: SCHLUMBERGER N.V.
                                        -----------------
1.2. Abroad and in transactions with foreign entities, persons or organizations, the name SCHLUMBERGER LIMITED may be used.
1.3.   The Company is established in Curacao.
1.4. The Company may change its place of domicile in accordance with the Netherlands Antilles Ordinance on Transfer of Domicile to Third Countries pursuant to a resolution of the Board of Directors.

                                     OBJECTS
                                    Article 2

2.1.   The objects of the Company are:
(a) to design, develop, produce and supply technology, services, products and systems and to, throughout the world, engage in any business or activity related thereto;
(b) to enter into and carry on any mercantile business in any country and to receive by assignment or purchase or to otherwise acquire any accounts receivable, bank accounts, securities, bills of exchange, notes, bonds, letters of credit, stocks or other instruments of value or documents of title in any country and to collect and hold the proceeds thereof;
(c) to invest its assets in securities, including shares and other certificates of participation and bonds, debentures or notes, as well as other claims for interest bearing or non-interest baring debts, however denominated, and in certificates, receipts, options, warrants or other instruments representing rights to receive, purchase or subscribe for securities or evidencing or representing any other rights or interest therein in any and all forms, as well as derivatives and commodities;
(d) to borrow money and to issue evidences of indebtedness therefore, as well as to lend money;
(e) to undertake, conduct, assist, promote or engage in any scientific, technical or business research and development;
(f) to organize and to own, directly or indirectly, and to operate, under the laws of any state or other government, domestic or foreign, corporations and other organizations, companies, undertakings, entities, trusts, other arrangements or persons; to subscribe for any such corporation, organization, company, undertaking, entity, trust, other arrangement or person; and to dissolve, liquidate, wind up, reorganize, merge or consolidate any such corporation, organization, company, undertaking, entity, trust, other arrangement or person;
(g) to obtain income from the disposition or grant of rights to use copyrights, patents, designs, secret processes and formulae, trademarks and other analogous property, from royalties (including rentals) for the use of industrial, commercial or scientific equipment, and from compensation or other consideration received for technical assistance or services;
(h) to establish, participate in and manage limited liability and other corporations, organizations, companies, undertakings, entities, trusts, other arrangements or persons of every kind or nature whatsoever, and to engage in industry and trade;
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(i)    to guarantee or otherwise secure, and to transfer ownership, to mortgage, to pledge or otherwise to encumber assets as security for, and otherwise take action to support, the obligations of the Company and the obligations of other corporations, organizations, companies, undertakings entities, trusts, other arrangements or persons, with or without consideration;
(j)    to place in trust all or any of its properties, including securities.
2.2. The Company is entitled to do all that in any way may be useful or necessary for the attainment of the above objects or that is connected therewith in the widest sense.

                                    DURATION
                                    Article 3

The Company shall have perpetual existence.

                               CAPITAL AND SHARES
                                    Article 4

4.1. The authorized capital of the Company shall be SEVENTEEN MILLION UNITED STATES DOLLARS (US$17,000,000.-), divided into (a) one billion five hundred million (1,500,000,000) shares of common stock of the par value of One United States Cent (US$0.01) per share and (b) two hundred million (200,000,000) shares of preferred stock of the par value of One United States Cent (US$0.01) per share, which may be issued in different series. Shares of common stock may be referred to as "common shares" and shares of preferred stock may be referred to as "preferred shares". The common shares and the preferred shares, if any, may sometimes be referred to herein as the "shares". Holders of common shares and preferred shares may sometimes be referred to as the "shareholders".
4.2. Common shares representing more than twenty percent (20%) of the authorized capital of the Company have been duly issued and fully paid.
4.3. Common shares, options to purchase or subscribe for common shares and warrants or rights to subscribe for common shares, shall be issued at such times, under such conditions and for such consideration, not less than the par value per share in the case of the issuance of such share, as may be determined from time to time by the Board of Directors.

4.4. With respect to the issuance of shares, options, warrants or rights to purchase or subscribe for shares the Board of Directors may enter into and conclude agreements without necessity of any action by the general meeting of shareholders:
       a. imposing special obligations upon the Company in connection with the purchase of or subscription for shares;
       b. concerning the issue of shares on a basis other than that on which participation in the Company is open to the public; or
       c. providing for the payment for shares by means other than by legal tender of the Netherlands Antilles.
4.5. Subject to the provisions of this Article, preferred shares may be issued from time to time in one or more series on such terms and conditions as may be determined by the Board of Directors by the affirmative vote of at least three- fourths of the members of the Board of Directors, after considering the interests of the holders of common shares, for consideration not less than the par value thereof and not less than fair value taking into account the terms and conditions for the issuance thereof and the relative voting, dividend and liquidation rights of such preferred shares.
4.6. Prior to the issuance of any series of preferred shares, the Board of Directors shall specify:
       a. the distinctive designation of such series and the number of preferred shares to constitute such series;
       b. the annual dividend rate with respect to shares of such series, which shall be based on the consideration paid on issuance of such shares and which may be a fixed rate or a rate that fluctuates on dividend adjustment dates set under a formula or procedure determined by the Board of Directors prior to issuance, subject, in all cases, to the following limitations:
              (1)    the annual dividend rate shall not exceed the greater of
                     (A) twenty percent (20%) or (B) one hundred and twenty percent (120%) of the Standard & Poor's Weekly Preferred Stock Yield Index or, in the event the Standard & Poor's Weekly Preferred Stock Yield Index is no longer published, any substantially equivalent preferred stock index, most recently published before the date of issuance or the relevant dividend adjustment date; and
              (2) the annual dividend rate shall not be less than the smaller of (A) six percent (6%) or (B) eighty percent (80%) of the Standard & Poor's Weekly Preferred Stock Yield Index or, in the event the Standard & Poor's Weekly Preferred Stock Yield Index is no longer published, any substantially equivalent preferred stock index, most recently published before the date of issuance or the relevant dividend adjustment date;
       c.     whether such dividends shall be payable annually or in
              installments;
       d. the rights, if any, of the holders of shares of such series to convert shares of such series for shares of any other series of preferred shares or for common shares, provided that shares of any series shall not be convertible into shares of any series senior thereto;
       e. the rights, if any, of the Company to redeem shares of such series (in which case the directors shall specify the date on or after which the shares of such series may be called for redemption by the
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              Company and the consideration to be paid therefore, or the manner by which such consideration shall be calculated) and the rights, if any, of holders of such shares to require the Company to purchase such shares, and the provisions, if any, of any sinking fund or other arrangement to be used in connection with such redemption or purchase; and
       f. any other terms and conditions of such series which are not inconsistent with these articles of association or Netherlands Antilles law.
4.7. Certificates for preferred shares may be issued bearing a legend describing the terms and conditions thereof specified by the Board of Directors.
4.8. Preferred shares of all series shall rank prior to the common shares with respect to dividend and liquidation preferences as determined by the Board of Directors at the time of issuance of any series of preferred shares. Any series of preferred shares may be ranked by the Board of Directors as to dividend and liquidation preferences, provided that no series issued after any other series shall rank prior to such other series as to such preferences. Any such series may be ranked pari passu with any one or more other series as the Board of Directors may so determine.
4.9. Upon liquidation of the Company, the holders of any series of preferred shares shall be entitled to receive, before any distribution is made to the holders of any other series of preferred shares ranking junior to such series as to liquidation preference, and before any distribution to the holders of common shares, the amount of the liquidation preference of such shares which shall not exceed the sum of:
       (1)    the amount paid for such preferred shares on issuance, plus
       (2) all accumulated and unpaid dividends on such preferred shares to the date fixed for distribution.

                                    Article 5

No holder of shares of the Company shall in that capacity have any preferential or preemptive right to purchase or subscribe for any shares or any options, warrants or rights to purchase shares or any securities convertible into or exchangeable for shares which the Company may issue or sell, except those rights of conversion, if any, of preferred shares specified in or determined in accordance with Article 4.

                                    Article 6

6.1. The Company may, for its own account and for valuable consideration, from time to time acquire fully paid shares of its stock, on such terms and conditions as the Board of Directors may determine, provided that at least one- fifth part of its authorized capital remains outstanding with others than the Company. The authority to make any such acquisition is vested in the Board of Directors. Any shares so acquired may be canceled by the Board of Directors without the prior approval of the general meeting of shareholders.
6.2. The Company shall not acquire any voting rights by reason of ownership of shares of its stock and, in connection with any general meeting of shareholders, shares owned by the Company shall not be counted as outstanding, or as present or represented, for the purpose of determining a quorum or for any other purpose.
6.3. Shares of its stock owned by the Company may be sold at such times, under such conditions and for such consideration as may be determined from time to time by the Board of Directors.

                                    Article 7

7.1.   The shares shall be in registered form.
7.2. Share certificates for common shares may be issued at the request of the shareholder.
7.3. The shares shall be entered into a register, which, provided a printed record can be produced therefrom, may be in computerized form (the "Register") which is kept by the Board of Directors or by a registrar designated thereto by the Board of Directors (the "Registrar"). Each entry shall mention the name of the shareholder, his residence or his elected domicile, the quantity of his shares and the numbers of the share certificates, if any, representing such shares. The Register shall not be open for inspection by third parties or shareholders with respect to shares other than those registered in their name, except with respect to shares that have not been paid in full and except further, with respect to the Registrar, if said Registrar has been requested, or if demand of said Registrar has been made, to disclose any piece of information in the Register and failure to disclose such information would lead to liability of the Registrar.
7.4. Every transfer and devolution of a share shall be entered in the Register and every such entry shall be signed or otherwise acknowledged by or on behalf of the Board of Directors or by the Registrar.
7.5. The transfer of shares shall be effected either by serving a deed of transfer upon the Company or by written acknowledgment of the transfer by the Company, which acknowledgement can only take place by an annotation on the share certificate, if share certificates have been issued.
7.6. The entry in the Register provided for in paragraphs 3 and 4 of this Article shall have the effect of a written acknowledgment of the transfer by the Company in the event no share certificate has been issued for the shares concerned.
7.7. If any shareholder shall establish to the satisfaction of the Board of Directors or the Registrar that his share certificate has been lost or destroyed, then, at his request, a duplicate may be issued under such conditions and guarantees (which, if required by the Registrar or the Board of Directors, may include the provision of an indemnity bond issued by an insurance company or other type of financial institution or entity) as the Board of Directors or the Registrar shall determine. By the issuance of the new share certificates on which shall be
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       recorded that it is a duplicate, the old certificate in place of which the new one has been issued shall become null and void. The Board of Directors or the Registrar may authorize the exchange of new share certificates for mutilated share certificates. In such case the mutilated share certificates shall be delivered to the Company and shall be canceled immediately. The cost of a duplicate or new certificate and any proper expenses incurred by the Company in connection with the issuance thereof may, at the option of the Board of Directors or the Registrar, be charged to the shareholder.


                                   MANAGEMENT
                                    Article 8

8.1. The management of all the affairs, property and business of the Company shall be vested in a Board of Directors, who shall have and may exercise all powers except such as are exclusively conferred upon the shareholders by law or by these Articles of Association.
8.2. The directors shall be elected at a general meeting of shareholders by a majority of votes cast, in person or by proxy, by the shareholders entitled to vote. The number of persons constituting the whole Board of Directors shall be not less than five nor more than twenty-four, as fixed and elected by the general meeting of shareholders. The number of persons constituting the whole Board of Directors shall, until changed at any succeeding general meeting of shareholders, be the number so fixed and elected. Directors may be suspended or dismissed at any general meeting of shareholders. At any general meeting of shareholders at which action is taken to increase the number of the whole Board of Directors or to suspend or dismiss a director, or at any subsequent general meeting, the shareholders may fill any vacancy or vacancies created by such action.
8.3. Each director shall be elected to serve until the next annual general meeting of shareholders and until his successor shall be elected and qualify, or until his death, resignation or removal.
8.4. Directors need not be Netherlands Antilles citizens or residents of the Netherlands Antilles or shareholders of the Company.
8.5. In the event that one or more of the directors is prevented from or is incapable of acting as a director, the remaining directors (or the remaining director, if there should be only one) may appoint one or more persons to fill the vacancy or vacancies thereby created on the Board of Directors until the next general meeting of shareholders, provided that if at any time the number of directors then in office shall be reduced to less than a majority of the number constituting the whole Board of Directors, the remaining directors or director shall forthwith call a general meeting of shareholders for the purpose of filling the vacancies on the Board of Directors, and provided further that in the event that all of the directors are prevented from or are incapable of acting as directors, the Company shall be temporarily managed by any person or persons previously appointed by the Board of Directors so to act, who shall forthwith call a general meeting of shareholders for the purpose of electing a Board of Directors. Until such general meeting of shareholders is held the person so designated shall only take such acts of management that can not suffer any delay. If no such general meeting of shareholders shall be called, and if no such person shall have been appointed, any person or persons holding in the aggregate at least five percent of the outstanding shares of stock of the Company may call a general meeting of shareholders for the purpose of electing a Board of Directors.
8.6. A majority of the whole Board of Directors shall constitute a quorum for the conduct of any business and the action of the majority of the directors present in person or by proxy as hereinafter provided, at a meeting at which a quorum is so present, shall constitute the action of the Board of Directors.
8.7. Meetings of the Board of Directors may be held in or outside the Netherlands Antilles.
8.8. Meetings may be held through telephone conference, video conference or other real time communication allowing all persons participating in the meeting to hear each other or through any other device permitted by then applicable law, and participation in a meeting through any such lawful device or arrangement shall constitute presence at such meeting.
8.9. Directors may in writing, by telegram, cable, telex, telefax, electronic mail or other communication device appoint a proxy to act at any meeting of the Board of Directors, such proxy to be restricted, however, to the particular meeting specified therein. Such proxy must be another director of the Company, provided, however, that at any meeting of the Board of Directors a director may not act as proxy for more than one director.
8.10. When action by the Board of Directors is required or permitted to be taken, action at a meeting may be dispensed with if all commercially reasonable efforts have been taken to notify all the directors and if three fourth of the directors shall consent in writing, by telegram, cable, telex, telefax, electronic mail or other communication device to such action taken or being taken, and provided further that all directors are promptly notified of such action being taken or having been taken.

                                    Article 9

9.1. The Board of Directors shall at least annually elect or appoint the following officers: a Chairman, a Chief Executive Officer, a Secretary and a Treasurer, each to serve until his successor is elected and qualified. The Board of Directors from time to time also may elect or appoint a Chief Financial Officer, a President, a Vice Chairman of the Board of Directors, one or more executive Vice Presidents, one or more Vice Presidents (who may have such additional descriptive designations as the Board of Directors may determine), and any such other officers and agents as it determines proper, all of whom shall hold office at the pleasure of the Board of Directors. The same person may hold any two or more of the aforesaid offices but no officer shall execute, acknowledge or verify an instrument in more than one capacity if such instrument is required by law or by these Articles of Association to be executed, acknowledged or verified by two or more officers. The Chairman and the Vice Chairman, if any, shall be chosen from among the Board of Directors, but the other officers of the Company need not be members of the Board of Directors.
9.2. The Company shall be represented at law and otherwise, and shall be bound with respect to third parties, by the Board of Directors and by:
       (a) those directors authorized by the Board of Directors to represent the Company, who shall have the following titles and occupy the following offices:
              (i)    Chairman; or
              (ii)   Vice-Chairman;
       (b) persons, who may, but are not required to, be directors, authorized by the Board of Directors to represent the Company, who shall have the following titles and occupy the following offices:
              (i)    Chief Executive Officer;
              (ii)   President;
              (iii)  Chief Financial Officer;
              (iv)   one or more Executive Vice Presidents;
              (v)    one or more Vice Presidents;
              (vi)   Chief Operating Officer;
              (vii)  Controller;
              (viii) Treasurer; or
              (ix)   Secretary.
9.3. The Board of Directors may also from time to time authorize other persons, who may or may not be directors, to represent the Company, who shall have such titles and occupy such additional offices as the Board of Directors may determine.
9.4. The general meeting of shareholders may grant specific authority to the Chief Executive Officer, the President or any member of the Board of Directors to represent the Company with respect to any particular matter as specified by such general meeting of shareholders.
9.5. The persons holding the above-mentioned offices or any other offices which the Board of Directors may from time to time authorize as herein provided shall, respectively, have such power and authority as the Board of Directors may from time to time grant to the holders of the offices held by them.
9.6. The Board of Directors may grant general or specific authority to additional agents or to committees, giving such agents or committees such general or limited powers or duties as it may deem appropriate.
9.7. In the event of a conflict of interest between the Company and one or more directors, the Company shall be represented as determined from time to time by the Board of Directors.
9.8. The Board of Directors may adopt and may amend and repeal such rules, regulations and resolutions, including By-laws, as it may deem appropriate for the conduct of the affairs and the management of the Company, including rules, regulations and resolutions setting forth the specific powers and duties of the holders of the above-mentioned offices and other persons authorized by the Board of Directors to represent the Company. Such rules and regulations and resolutions must be consistent with these Articles of Association.
9.9. The directors, the holders of the above-mentioned offices and other persons authorized by the Board of Directors to represent the Company shall receive such compensation as the Board of Directors may from time to time prescribe.

                                   Article 10

10.1. The Company shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Company) by reason of the fact that such person is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise or entity, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe that such person's conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had reasonable cause to believe that such person's conduct was unlawful. The Company shall indemnify any present or former officer or director of the Company to the fullest extent allowed by the preceding provisions of this paragraph 1 of this Article in the event of a "Change of Control". "Change in Control" means a change in control of the Company which shall be deemed to have occurred if at any time (i) any entity, person or organization is or becomes the legal or beneficial owner, directly or indirectly, of securities of the Company representing 30% or more of the combined voting power of the Company's then outstanding shares without the prior approval of at least two-thirds of the members of the Board of Directors in office immediately prior to such entity, person or organization attaining such percentage interest;
       (ii) the Company is a party to a merger, consolidation, share exchange, sale of assets or other reorganization, or a proxy contest, as a consequence of which members of the Board of Directors in office immediately prior to such transaction or event constitute less than a majority of the Board of Directors thereafter; or (iii) during any 15-month period, individuals who at the beginning of such period constituted the Board of Directors (including for this purpose any new director whose election or nomination for election by the Company's shareholders was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of such period) cease for any reason to constitute at least a majority of the Board of Directors.
10.2. The Company shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Company to procure a judgment in its favor by reason of the fact that such person is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise or entity against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Company and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been finally adjudged to be liable to the Company for improper conduct unless and only to the extent that the court in which such action or suit was brought or any other court having appropriate jurisdiction shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses, judgments, fines and amounts paid in settlement which the court in which the action or suit was brought or such other court having appropriate jurisdiction shall deem proper. The Company shall indemnify any present or former officer or director of the Company to the fullest extent allowed by the preceding provisions of this paragraph 2 of this Article in the event of a Change in Control, as defined in paragraph 1 of this Article.
10.3. To the extent that a present or former director or officer of the Company has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in paragraphs 1 and 2 of this Article, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith.
10.4. Any indemnification under paragraphs 1 and 2 of this Article (unless ordered by a court) shall be made by the Company only as authorized by contract approved, or by-laws, resolution or other action adopted or taken, by the Board of Directors or by the shareholders or as required by the last sentences of paragraphs 1 and 2 of this Article.
10.5. Expenses (including attorneys' fees) incurred by a present or former director or a present officer in defending any civil or criminal, administrative or investigative action, suit or proceeding shall be paid by the Company in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such person to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the Company as authorized by this Article. Such expenses (including attorneys' fees) incurred by former officers or other employees and agents may be so paid upon such terms and conditions, if any, as the Company deems appropriate.
10.6. The indemnification and advancement of expenses provided by or granted pursuant to the other paragraphs of this Article shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any law, by-law, agreement, vote of shareholders or disinterested directors, or otherwise, both as to action in such person's official capacity and as to action in another capacity while holding such office, and shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.
10.7. The Company shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his status as such, whether or not the Company would have the power to indemnify such person against such liability under the provisions of this Article.
10.8. For purposes of this Article, reference to the Company shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this Article with respect to the resulting or surviving corporation if its separate existence had continued.
10.9. For purposes of this Article, references to "other enterprises" shall include employee benefit plans; references to "fines" shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to "serving at the request of the Company" shall include any service as a director, officer, employee or agent of the Company which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interests of the Company" as referred to in this Article.

                            MEETINGS OF SHAREHOLDERS
                                   Article 11

11.1. All general meetings of shareholders shall be held in the Netherlands Antilles on Curacao, Bonaire, St. Eustatius, Saba or the Dutch part of St. Maarten.
11.2. The annual general meeting of shareholders shall be held within nine months after the end of the preceding fiscal year, on a date determined from year to year by the Board of Directors, for the purpose of electing directors, reporting on the course of business during the preceding fiscal year, adopting of the balance sheet and the profit and loss account for the preceding fiscal year and for any other purposes required by law, and for such additional purposes as may be specified in the notice of such meeting.
11.3. Special general meetings of shareholders may be called at any time upon the direction of the Chairman, the Vice Chairman, the Chief Executive Officer, the President or the Board of Directors or in the manner provided for in Article 82 of the Code of Commerce of the Netherlands Antilles, or by one or more holders of shares representing in the aggregate a majority of the shares then outstanding, or as provided for in Article 8.5.
11.4. Notice of meetings of shareholders, whether annual general meetings or special general meetings, stating the time and place of the meeting, shall be given to the shareholders not less than twenty (20) or more than sixty (60) days prior to the date of the meeting in question by notice to each shareholder at the address thereof appearing in the Register.
11.5. All notices of general meetings of shareholders shall state the matters to be considered at the meeting.
11.6. Without limiting the manner by which notice otherwise may be given effectively to shareholders or directors, any notice given by the Company shall be effective if given by a form of electronic transmission consented to by the person to whom the notice is given. Any such consent shall be revocable by written notice received by the Company.
11.7. Notice given pursuant to paragraph 6 of this Article shall be deemed given: (1) if by facsimile telecommunication, when directed to a number at which the recipient has consented to receive notice; (2) if by electronic mail, when directed to an electronic mail address at which the recipient has consented to receive notice; (3) if by a posting on an electronic network together with separate notice to the recipient of such specific posting, upon the later of (A) such posting and (B) the giving of such separate notice; and (4) if by any other form of electronic transmission, when directed to the recipient. An affidavit that the notice has been given by a form of electronic transmission shall, in the absence of fraud or bad faith, be prima facie evidence of the facts stated therein.
11.8. For purposes of these articles of association, "electronic transmission" means any form of communication, not directly involving the physical transmission of paper, that creates a record that may be retained, retrieved, and reviewed by a recipient thereof.

                                   Article 12

12.1. Every shareholder has the right to attend any general meeting in person or by proxy, which proxy to the extent permitted by applicable law may be given by electronic transmission, and to address the meeting.
12.2. Each holder of common shares and each holder of preferred shares shall be entitled to one vote for each common share or preferred share held.
12.3. For the purpose of determining shareholders entitled to notice of and to vote at any general meeting of shareholders, or entitled to receive payment of any dividend, or in order to make a determination of shareholders for any other proper purpose, the Board of Directors of the Company may provide that the stock transfer books shall be closed for a stated period but not to exceed, in any case, sixty (60) days. If the stock transfer books shall be closed for the purpose of determining shareholders entitled to notice of or to vote at a general meeting of shareholders, such books shall be closed for at least ten (10) days immediately preceding such meeting. In lieu of closing the stock transfer books, the Board of Directors may fix in advance a date as the record date for any such determination of shareholders, such date in any case to be not more than sixty (60) days and, in case of a general meeting of shareholders, not less than ten (10) days prior to the date on which the particular action requiring such determination of shareholders is to be taken. If the stock transfer books are not closed and no record date is fixed for the determination of shareholders entitled to notice of or to vote at a general meeting of shareholders, or shareholders entitled to receive payment of a dividend, the date on which notice of the meeting is mailed or the date on which the resolution of the Board of Directors declaring such dividend is adopted, as the case may be, shall be the record date for such determination of shareholders. When a determination of shareholders has been made as herein provided, such determination shall apply to any adjournment thereof except where the determination has been made through the closing of stock transfer books and the stated period of closing has expired.

                                   Article 13

13.1. Except as otherwise provided herein, no action may be taken at any general meeting of shareholders unless a quorum consisting of the holders of at least one-half of the outstanding shares are present at such meeting in person or by proxy.

13.2. If a quorum is not present in person or by proxy at any general meeting of shareholders, a second general meeting shall be called in the same manner as such original meeting of shareholders, to be held within two months, at which second meeting, regardless of the number of shares represented (but subject to the provisions of Articles 18, 19 and 21), valid resolutions may be adopted with respect to any matter stated in the notice of the original meeting and also in the notice of such second meeting or which by law is required to be brought before the shareholders despite the absence of a quorum.

13.3. Subject to the provisions of Articles 18, 19 and 21, the vote in favor by a majority of the votes cast (excluding any abstentions) shall be necessary to adopt any resolution at any general meeting of shareholders.

13.4. The Board of Directors from time to time shall appoint a person to preside at general meetings of shareholders.

13.5. At any general meeting of shareholders, a shareholder may vote upon all matters before the meeting, even if the decision to be taken would grant him, in a capacity other than as a shareholder, any right against the Company or would in such other capacity relieve him of any obligation to the Company.

                                SEPARATE MEETINGS
                                   Article 14

14.1. Separate meetings of holders of each series of preferred shares (each a "Series Meeting") can be held and may be convened by any two or more members of the Board of Directors.
14.2. Notice of Series Meeting shall be given not less than ten (10) days prior to the date of the Series Meeting to the address of each holder of preferred shares of the relevant series appearing in the Register.
14.3. The notice shall contain the agenda of the Series Meeting or shall mention that it is deposited for inspection by the holder of the relevant shares at the offices of the Company.
14.4. The Series Meetings do not have to be held in the Netherlands Antilles but may be held in conjunction with any general meeting of shareholders.
14.5. To a Series Meeting all the provisions of these Articles of Association and the laws of the Netherlands Antilles as to General Meetings of Shareholders shall, mutatis mutandis, apply, if not otherwise provided in this Article.

                                   FISCAL YEAR
                                   Article 15

The fiscal year of the Company shall be the calendar year.

                   BALANCE SHEET AND PROFIT AND LOSS ACCOUNT
                                   Article 16

16.1. Within eight months after the end of the fiscal year of the Company, the Board of Directors shall prepare the balance sheet and profit and loss account with respect to the preceding fiscal year. Subsequently, the balance sheet and profit and loss account shall be submitted to the shareholders for inspection and adoption at the annual general meeting of shareholders in accordance with paragraph 2 of Article 11. From the date at which the notice of the annual general meeting of shareholders is sent until the close of the annual general meeting of shareholders, the balance sheet and profit and loss account shall be available for inspection by the shareholders at the office of the Company, and at any additional place, if specified in the notice of such meeting.
16.2. The Board of Directors, with due observance of dividend entitlements of the holders of preferred shares, is authorized to allocate such part of the profits to the retained earning reserves as it deems fit.

                             DISTRIBUTION OF PROFITS
                                   Article 17

17.1. Dividends on the shares of the Company may be declared either in cash, property (including securities) or in shares of the Company, out of the profits of the preceding fiscal year or years then available for distribution. To the extent that profits of any fiscal year which are available for distribution shall not be distributed, they shall be carried forward and, unless extinguished as the result of subsequent operations or otherwise applied by the Board of Directors, shall be available for distribution in any subsequent year or years.
17.2. The Board of Directors has the authority to declare and make distributions out of retained earnings reserves or out of the contributed surplus capital reserves either in cash, property (including securities) or in shares of the Company without the prior approval of the general meeting of shareholders.
17.3. If, as appears from the adopted profit and loss statement, a loss has been suffered which cannot be covered by a reserve or which cannot be extinguished through the application of undistributed profits from previous years or otherwise, no distribution of profits shall be effected in subsequent years so long as such loss has not been made good.

17.4. If dividends are to be distributed, the holders of preferred shares shall have preference as to such dividends in accordance with the preferences of such shares as determined at the issuance thereof.
17.5. The Board of Directors may resolve at any time to distribute one or more interim dividends as an advance payment of the dividend expected to be determined by the shareholders at the annual general meeting.

                       DISPOSITION OF THE COMPANY'S ASSETS
                                   Article 18

Notwithstanding any provision of Article 13, any sale or other disposition of all or substantially all of the assets of the Company, whether for cash, property, stock or other securities of another company, or for any other consideration, shall be made only pursuant to a resolution duly adopted at a general meeting of shareholders by the holder or holders of at least the majority of the shares of the Company at the time outstanding and entitled to vote, the notice of which meeting shall have specified the terms of such proposed sale or other disposition; provided, however, the foregoing shall not apply to any reorganization or rearrangement of the Company, or of any of its subsidiaries or of any of its assets in any transaction whereby there shall be no diminution of the beneficial interest of the shareholders of the Company in such assets.

                                   LIQUIDATION
                                   Article 19

Notwithstanding any provision of Article 13, any resolution providing for the dissolution, liquidation or winding up of the Company shall be valid only if duly adopted at a general meeting of shareholders by the holder or holders of at least a majority of the shares at the time outstanding and entitled to vote, the notice of which meeting shall have specified the nature of any such resolution to be voted upon at such meeting.

                     ACTION BY SHAREHOLDERS WITHOUT MEETING
                                   Article 20

20.1. Notwithstanding any provision of Article 13, 18, 19 or 21, any action which by law or by these Articles of Association is required or permitted to be taken at a general meeting of shareholders may be taken without a meeting if taken by the written consent of the holder or holders of at least the majority of the shares of the Company outstanding and entitled to vote. Each shareholder may evidence his consent by separate instrument which may be executed by himself or on his behalf by a duly appointed proxy. Notice of any action proposed to be taken under this Article 20 shall be communicated to each shareholder at his address appearing in the share register, such notice to designate the date on or before which such written consent must be received by the Secretary of the Company in order to be counted. Any shareholder may revoke his consent by instrument received by the Secretary of the Company on or before the date so designated, or before written consents from the holders of the majority of the shares outstanding and entitled to vote have been received by the Secretary of the Company, whichever first occurs, and not thereafter.
20.2. For the purpose of determining shareholders entitled to notice of and or to give written consent to any action proposed to be taken under this
       Article 20, the Board of Directors of the Company may provide that the stock transfer books shall be closed for a stated period not to exceed sixty (60) days. Such books shall be closed for at least ten (10) days immediately preceding the date on or before which written consents must be received by the Secretary of the Company in order to be counted. In lieu of closing the stock transfer books, the Board of Directors may fix in advance a date as the record date for any such determination of shareholders, such date in any case to be not earlier than sixty (60) days prior to the date on or before which written consents must be received by the Secretary of the Company in order to be counted. If the stock transfer books are not closed and no record date is fixed for the determination of shareholders, the date on which notice of the action proposed to be taken hereunder is mailed shall be the record date for such determination of shareholders.

                                   AMENDMENTS
                                   Article 21

21.1. Notwithstanding any provision of Article 13, these Articles of Association may be amended only pursuant to a resolution duly adopted at a general meeting of shareholders by the holder or holders of at least the majority of the shares of the Company at the time outstanding and entitled to vote, the notice of which meeting shall have set forth the exact text of the proposed amendment or amendments or shall have stated that a copy of such text has been deposited at the office of the Company in Curacao for inspection by the shareholders of the Company, and shall remain available for inspection until the conclusion of said meeting.
21.2. Any amendment to these Articles of Association that would increase or decrease the authorized number of preferred shares or par value thereof, or the number of shares of any series thereof, or that would alter or change the powers, preferences or any special rights of the preferred shares, or of any series thereof, so as to affect them adversely, shall require the approval of the holders of a majority of all preferred shares, or of the preferred shares of the series adversely affected (voting together as a single class), as the case may be.